Exhibit 5.1

Akerman Senterfitt

One S.E. Third Avenue, 28th Floor

Miami, FL 33131

August 24, 2004

Access Worldwide Communications, Inc.

4950 Communication Ave, Ste. 300

Boca Raton, FL 33431

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Access Worldwide Communications, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended. The Registration Statement relates to an aggregate of 3,293,216 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, consisting of:

1.	2,100,000 shares that may be issued upon the conversion of 5% Convertible Promissory Notes (the “Notes”) held by some of the selling shareholders (the “Conversion Shares”),

2.	1,050,000 shares that may be issued upon the exercise of warrants (the “Warrants”) held by some of the selling shareholders (the “Warrant Shares”), and

3.	143,216 shares that were issued to some of the selling shareholders as employee bonuses on May 17, 2004 (the “Bonus Shares”).

We have examined such corporate records, documents, instruments and certificates of the Company and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures and authenticity of all documents, instruments, records and certificates submitted to us as originals.

Based upon such examination and review, we are of the opinion that the Shares have been duly and validly authorized and that (i) with respect to the Conversion Shares, assuming that the Conversion Shares issued upon conversion of the Notes are issued in accordance with the terms and conditions of such Notes, the Conversion Shares will be validly issued, fully paid and non-assessable shares of the Company’s common stock, (ii) with respect to the Warrant Shares, assuming that the Warrant Shares issued upon exercise of the Warrants are issued in accordance with the terms and conditions of such Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company’s common stock and (iii) the Bonus Shares are validly issued, fully paid and non-assessable shares of the Company’s common stock.

The opinions expressed herein are limited to the corporate laws of the State of Delaware. We express no opinion as to the effect on the matters covered of the laws of any other jurisdiction. This opinion is delivered to you solely in connection with the matters described herein and may not be delivered to or relied upon by any other person or for any other purpose. This opinion may not be quoted or used in whole or in part for any other purpose. Copies of this opinion may not be provided to any person without our prior written consent. The effectiveness of this opinion is only as of the date hereof and we assume no obligation to update this opinion or to advise you of subsequent changes to this opinion.

This firm consents to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the firm under the caption “Legal Matters” in the prospectus, which is part of the Registration Statement.

Very truly yours,

/s/ AKERMAN SENTERFIT